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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO.   1   )*
                                            ------


                              KONGZHONG CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                 ORDINARY SHARES
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    50047P104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 24, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                               Page 1 of 9 pages

     CUSIP No.  50047P104
              -------------


1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     China Assets (Holdings) Limited, 100% owner of Global Lead Technology
     Limited.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)  ......................................................................

     (b)  ......................................................................
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Hong Kong S.A.R., China
--------------------------------------------------------------------------------
Number Of          5.  Sole Voting Power:
Shares
Beneficially           N/A
Owned By           -------------------------------------------------------------
Each               6.  Shared Voting Power:
Reporting Person
With:                  88,795,520
                   -------------------------------------------------------------
                   7.  Sole Dispositive Power:

                       N/A
                   -------------------------------------------------------------
                   8.  Shared Dispositive Power:

                       88,795,520
                   -------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     88,795,520
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions);

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9):

     6.4%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions):

     CO
--------------------------------------------------------------------------------

                               Page 2 of 9 pages

     CUSIP No.  50047P104
              ------------

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Global Lead Technology Limited
--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)  ......................................................................

     (b)  ......................................................................
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     British Virgin Islands
--------------------------------------------------------------------------------
Number Of          5.  Sole Voting Power:
Shares
Beneficially           N/A
Owned By           -------------------------------------------------------------
Each               6.  Shared Voting Power:
Reporting Person
With:                  88,795,520
                   -------------------------------------------------------------
                   7.  Sole Dispositive Power:

                       N/A
                   -------------------------------------------------------------
                   8.  Shared Dispositive Power:

                       88,795,520
                   -------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:

     88,795,520
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions);

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9):

     6.4%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions):

     CO
--------------------------------------------------------------------------------


                               Page 3 of 9 pages

ITEM 1.

     (a)  Name of Issuer: KongZhong Corporation

     (b) Address of Issuer's Principal Executive Offices: 35th Floor, Tengda Plaza, No.168 Xizhimenwai Street, Haidian District, Beijing 100044, China

ITEM 2.

     (a)  Name of Person Filing: China Assets (Holdings) Limited

     (b) Address of Principal Business Office or, if none, Residence: 19th Floor, Wing On House, 71 Des Voeux Road Central, Hong Kong, S.A.R., China

     (c)  Citizenship: Hong Kong, China

     (d)  Title of Class of Securities: Ordinary Share

     (e)  CUSIP Number: 50047P104

     (a)  Name of Person Filing: Global Lead Technology Limited

     (b) Address of Principal Business Office or, if none, Residence: 19th Floor, Wing On House, 71 Des Voeux Road Central, Hong Kong, S.A.R., China

     (c)  Citizenship: British Virgin Islands

     (d)  Title of Class of Securities: Ordinary Share

     (e)  CUSIP Number: 50047P104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ]   Broker or dealer registered under section 15 of the Act
                (15 U.S.C. 78o);

     (b)  [ ]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

     (c)  [ ]   Insurance company as defined in section 3(a)(19) of the Act (15
                U.S.C. 78c);

     (d)  [ ]   Investment company registered under section 8 of the Investment
                Company Act of 1940 (15 U.S.C. 80a-8);

     (e)  [ ]   An investment adviser in accordance with
                Section 240.13d-1(b)(1)(ii)(E);

     (f)  [ ]   An employee benefit plan or endowment fund in accordance with
                Section 240.13d-1(b)(1)(ii)(F);

     (g)  [ ]   A parent holding company or control person in accordance with
                Section 240.13d-1(b)(1)(ii)(G);

     (h)  [ ]   A savings association as defined in Section 3(b) of the Federal
                Deposit Insurance Act (12 U.S.C. 1813);

     (i)  [ ]   A church plan that is excluded from the definition of an
                investment company under section 3(c)(14) of the Investment
                Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [ ]   Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

          Not applicable.

                               Page 4 of 9 pages

ITEM 4. OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned by China Assets (Holdings) Limited:
          88,795,520

     (b)  Percent of class: 6.4%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote: N/A

          (ii)  Shared power to vote or to direct the vote: 88,795,520

          (iii) Sole power to dispose or to direct the disposition of: N/A

          (iv)  Shared power to dispose or to direct the disposition of:
                88,795,520

     (a)  Amount beneficially owned by Global Lead Technology Limited.:
          88,795,520

     (b)  Percent of class: 6.4%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote: N/A

          (ii)  Shared power to vote or to direct the vote: 88,795,520

          (iii) Sole power to dispose or to direct the disposition of: N/A

          (iv)  Shared power to dispose or to direct the disposition of:
                88,795,520

Instruction. For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d-3(d)(1).

                               Page 5 of 9 pages

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable. The subsidiary, Global Lead Technology Limited, through which China Assets (Holdings) Limited owns the shares being reported, is a Reporting Person in this statement on Schedule 13G.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         Not applicable.

                               Page 6 of 9 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                               February 8, 2006
                               -------------------------------------------------
                                                     Date


                                               /s/ Yeung Wai Kin
                               -------------------------------------------------
                                                   Signature


                                                   Yeung Wai
                                                 Kin/Director
                                        China Assets (Holdings) Limited
                               -------------------------------------------------
                                                  Name/Title



                                               February 8, 2006
                               -------------------------------------------------
                                                     Date


                                               /s/ Yeung Wai Kin
                               -------------------------------------------------
                                                   Signature


                                                   Yeung Wai
                                                 Kin/Director
                                        Global Lead Technology Limited
                               -------------------------------------------------
                                                  Name/Title

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
           CRIMINAL VIOLATIONS. (SEE 18 U.S.C. 1001)

                               Page 7 of 9 pages

                                INDEX TO EXHIBITS

Exhibit No.     Exhibit
-----------     -------
99.1            Joint Filing Statement, dated February 8, 2006, between China
                Assets (Holdings) Limited and Global Lead Technology Limited.

                               Page 8 of 9 pages